PRESS RELEASE
                                  =============


PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION, CONTACT JOSEPH BOUFFARD, PRESIDENT {410-285-9327}


                PATAPSCO BANCORP, INC. ANNOUNCES 23% INCREASE IN
                ------------------------------------------------
                                    EARNINGS
                                    --------

Baltimore,  Md. April 17, 2003- Patapsco Bancorp, Inc. (OTC, Electronic Bulletin
Board: PATD)


     Patapsco Bancorp, Inc., the parent company of The Patapsco Bank, announced a 10% increase in quarterly earnings and a 23% increase in year to date earnings.

     For the Company's third quarter, ending March 31, 2003, earnings were $328,000 or $.58 diluted earnings per share compared to earnings of $298,000 or $.54 diluted earnings per share for the same quarter in the prior year.

     For the first nine months of the Company's fiscal year, ending March 31, 2003, earnings were $995,000 or $1.79 diluted earnings per share compared to $812,000 or $1.48 diluted earnings per share for the prior year comparable period, a 23% increase in earnings and a 21% increase in diluted earnings per share.

     On an annualized basis for the nine month period, the Company's return on average assets and return on average equity were .85% and 8.72% respectively, representing increases of 23% and 11%, respectively.

     As of March 31, 2003, Patapsco Bancorp, Inc. reported assets of $160 million and total stockholders' equity of $15.5 million compared to $159 million and $14.6 million at June 30, 2002, the Company's last fiscal year end.

     The Patapsco Bank serves Baltimore and surrounding counties from its offices located on Merritt Boulevard, Joppa Road and Harford Road in Baltimore County, Maryland.

     On the reverse hereof, is a summary of the unaudited financial highlights for the periods discussed herein.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

-------------------------------------------------------------------------------------------------------------------
                                                         For the Nine Months             For the Three Months Ended
                                                             March 31                            March 31
                                                         -------------------             --------------------------
  (Dollars in thousands, except per share data)           2003          2002                  2003          2002
-------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
Interest income                                          $8,059        $8,710                $2,611        $2,763
Interest expense                                          3,053         4,466                   980         1,234
                                                         ------        ------                ------        ------
Net interest income                                       5,006         4,244                 1,631         1,529
Provision for loan losses                                   375           470                   135            90
                                                         ------        ------                ------        ------
Net interest income after provision                       4,631         3,774                 1,496         1,439
   for loan losses
Gain on Sale of Loans                                        11           337                     6             0
Gain on Sale of Investments                                 118           174                   104             0
Other Noninterest income                                    305           270                    97            87
Noninterest expense                                       3,488         3,232                 1,183         1,042
Provision for income taxes                                  582           511                   192           186
                                                         ------        ------                ------        ------
Net income                                               $  995        $  812                $  328        $  298
                                                         ======        ======                ======        ======
PER SHARE DATA:(1)
Net income per share, diluted                             $1.79         $1.48                 $0.58         $0.54
Net income per share, basic                               $2.07         $1.69                 $0.67         $0.63

Book Value per common share                              $31.56        $31.11
Tangible Book Value per Share (2)                        $25.59        $25.28
Period End Stock Price                                   $28.35        $27.75
Stock Price as a percentage of tangible book value       110.79%       109.77%

PERFORMANCE RATIOS: (3)
Return on average assets                                   0.85%         0.69%                 0.84%         0.77%
Return on average equity                                   8.72%         7.89%                 8.49%         8.50%
Net interest margin                                        4.46%         3.75%                 4.40%         4.19%
Net interest spread                                        4.14%         3.36%                 4.08%         3.85%

                                                                 AT
                                                       -----------------------
                                                       March 31       June 30
                                                         2003          2002
                                                       -----------------------
BALANCES
Net Loans                                              $112,854      $118,350
Total Assets                                           $159,740      $158,736
Deposits                                               $119,812      $119,592
Borrowings                                             $ 22,659      $ 22,616
Stockholder's Equity                                   $ 15,517      $ 14,602

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                       9.71%         9.20%
Allowance for loan losses to total loans                   0.92%         1.20%
Nonperforming assets to total assets                       0.32%         0.52%

(1)  Earnings Per share amounts have been adjusted for stock dividends.
(2) Tangible book value per share deducts goodwill from common equity and assumes all preferred shares convert to common.
(3)  Annualized.